Exhibit 5.1
March 19, 2019

NanoString Technologies, Inc.
530 Fairview Avenue North
Seattle, Washington 98109

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
This opinion is furnished to you in connection with the offering by NanoString Technologies, Inc., a Delaware corporation (the “Company”), of 3,175,000 shares of the Company’s common stock, par value $0.0001 per share (the “Primary Shares”), including up to 675,000 shares that may be issued and sold by the Company pursuant to the exercise of the underwriters’ option to purchase additional shares, and by the selling stockholder named in Schedule 2 of the Underwriting Agreement (as defined below) (the “Selling Stockholder”), of 2,000,000 shares of common stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-230361) (the “Registration Statement”), filed by the Company on March 18, 2019 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Shares filed by the Company with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).
We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prospectus and pursuant to an underwriting agreement entered into by and between the Company, the Selling Stockholder and J.P. Morgan Securities LLC, UBS Securities LLC and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule 1 of the Underwriting Agreement, substantially in the form attached as an exhibit to a Current Report on Form 8-K to be filed on or about March 20, 2019 by the Company with the SEC (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholder. In such capacity, we have examined the Registration Statement (including exhibits thereto), the Prospectus and the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that (i) the Primary Shares to be issued and sold by the Company have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Secondary Shares to be sold by the Selling Stockholder have been duly authorized and, when paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about March 20, 2019, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.